EXHIBIT 99.1
Fastenal Company Reports 2016 Annual and Fourth Quarter Earnings
WINONA, Minn., January 18, 2017 (GLOBE NEWSWIRE) -- Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter and year ended December 31, 2016. Except for per share information, or as otherwise noted below, dollar amounts are stated in thousands.
Net sales (and the related daily sales), pre-tax earnings, net earnings, and net earnings per share (basic) were as follows for the periods ended December 31:

	Twelve-month Period			Three-month Period
	2016	2015	Change	2016	2015	Change
Net sales	$3,962,036	3,869,187	2.4%	$947,947	922,793	2.7%
Business days	255	254		63	63
Daily sales	$15,537	15,233	2.0%	$15,047	14,648	2.7%
Pre-tax earnings	$789,729	826,020	-4.4%	$180,822	178,205	1.5%
% of sales	19.9%	21.3%		19.1%	19.3%
Net earnings	$499,478	516,361	-3.3%	$114,805	111,904	2.6%
Net earnings per share (basic)	$1.73	1.77	-2.3%	$0.40	0.39	2.6%
BUSINESS UPDATE
Fastenal is a growth-centric organization focused on identifying 'drivers' that will allow us to get closer to our customers and gain market share in what we believe remains a fragmented industrial distribution market. Our current growth drivers will be discussed throughout this report. Our growth drivers have evolved, and can be expected to continue to evolve, over time. However, what has always been true, and what we expect to remain true, is the key to the success of any of our growth drivers is our employees and the services they provide to our customers in the field.
The table below summarizes our store employee count and our total employee count at the end of the periods presented. Later in this document we discuss the average full-time equivalent ('FTE') headcount to help explain the expense trends in more detail. The final three items below summarize our investments in industrial vending machines, Onsite locations, and store locations.

	Q4 2015	Q4 2016		Twelve-month % Change
End of period total store employee count	13,961	12,966		-7.1%
Change in total store employee count		(995)
End of period total employee count	20,746	19,624		-5.4%
Change in total employee count		(1,122)
Industrial vending machines (installed device count)	55,510	62,822	(1)	13.2%
Number of active Onsite locations	264	401		51.9%
Number of store locations	2,622	2,503		-4.5%
(1) In February 2016, we signed an agreement to lease a significant number of industrial vending lockers to one of our customers. As of December 31, 2016, we have deployed approximately 15,000 devices under this agreement. These devices do not generate product revenue and are excluded from the count noted above.
Several items worth noting with respect to our results:
(1) During the last twelve months, we have reduced our headcount by 995 people in our stores and 1,122 people in total. These reductions can be primarily attributed to natural attrition rather than an active headcount reduction program. We continue to add headcount where necessary to support our growth initiatives, notably our Onsite business (defined as dedicated sales and service provided from within the customer's facility). However, the continued softness of the North American industrial economy has caused us to more intensively scrutinize our full- and part-time staffing levels outside of these initiatives. Indeed, after increasing our total headcount every quarter during 2015, it has declined during every quarter of 2016. Our current staffing levels approximate those at the end of 2014.
(2) We opened 40 and 41 stores in 2016 and 2015, respectively. Our store network forms the foundation of our business strategy, and we will continue to open stores in 2017 as is deemed necessary to sustain and improve our network and support our growth drivers.

(3) We closed or consolidated 144 stores in 2016; about 90% of these stores were in close proximity to another Fastenal store, and about 85% had leases expiring within 18 months. We closed or consolidated 50 stores in 2015; about 80% of these stores were in close proximity to another Fastenal store, and about 90% had leases expiring within 18 months. The store closings did not have a meaningful impact on sales in either period. We intend to continue evaluating markets for closures and consolidations in 2017 as part of our ongoing efforts to optimize our store network.
(4) We continue to see a very strong pace of national account signings (defined as new customer accounts with a multi-site contract). In 2016 and 2015, we signed 190 and 167 new contracts, respectively. Beyond signings (or growth activities), we look at the health of our large customer market, and by extension our overall market, by watching the trends of our top 100 customers (which represented approximately 26% of our sales in 2016). For several years beginning in 2011, the typical ratio of growth versus contraction in the sales of our top 100 customers was 3:1 (75 grew and 25 contracted). That performance has weakened in recent periods, more typically approximating 1:1 since the fourth quarter of 2015, including the fourth quarter of 2016 when 51 customers grew (33 with growth of 10% or more) and 49 customers contracted (31 with contraction of 10% or more).
(5) We have continued to expand our Onsite business. Our goal was to sign 200 Onsite customer locations in 2016, and we signed 176; 130 were operational as of December 31, 2016. All of the 80 Onsite customer locations we signed in 2015 were operational by the end of the second quarter of 2016.
(6) We have converted most of our United States stores, approximately 2,000, to the CSP 16 (Customer Service Project 2016) format as of December 31, 2016. This merchandising footprint involves expanded inventory placement at our store locations to enhance same-day capabilities. At the end of the fourth quarter of 2016, our inventory of CSP 16 items at our stores was $42 million higher than the level at the end of the fourth quarter of 2015 (including inventory at our distribution centers, this value was $46 million higher). From the end of the third quarter of 2015, before we began this initiative, to the end of the fourth quarter of 2016, our inventory of CSP 16 items at our stores increased by $50 million (or $54 million when including inventory at our distribution centers).
The following sections contain an overview of Sales and Sales Trends and Cash Flow Impact Items which contain a more in-depth discussion of the following:

1.	Sales growth, monthly sales changes, sequential trends, and end market performance – a recap of our recent sales trends and some insight into the activities with different end markets.

2.
Balance sheet and cash flow, operational working capital, and capital allocation – a recap of the operational working capital utilized in our business, our capital allocation, and the related cash flow.

This document is laid out with a brief narrative and supplemental information focusing on the most important aspects of our business in the current environment. Those aspects include: (1) what’s driving the slow sales growth, and (2) what is happening within the cash flow statement.
The most important thing to note before you read this is to remember Fastenal is several businesses within itself; a fastener distributor (35% to 40% of our business) and a non-fastener distributor (60% to 65% of our business). Within the non-fastener component, approximately 25% is distributed through a vending machine.
FASTENER SALES
First and foremost, we are a fastener distributor. We have been in this business for almost 50 years. We are good at it. We have strong capabilities at sourcing and procurement, at quality control, at logistics, and at local customer service. Each of these capabilities is focused on the customer at the end of the supply chain. This business is split about 60% production/construction needs and about 40% maintenance needs. The former is a great business, but it can be cyclical because about 75% of our manufacturing customer base is engaged in some type of heavy manufacturing. The sale of production fasteners is also a sticky business in the short-term as it is expensive and time consuming for our customers to change their supplier relationships. While our customers value the capabilities we bring to the table, in the last two years this group of customers has seen its growth prospects weaken. In fact, the daily sales growth of the fastener product line peaked at over 10% in the second half of 2014. The rate of growth decelerated in the first quarter of 2015, began contracting in the third quarter of 2015, and continued to experience contraction throughout 2016, including contraction of 2.4% in the fourth quarter.
NON-FASTENER SALES
Second, we have a non-fastener maintenance and supply business. We have actively pursued this business in the last 20 to 25 years. The capabilities we developed as a fastener distributor, described above, provide a backbone to growing this ‘newer’ business. This backbone has been enhanced in recent years with our added capabilities in industrial vending, where we believe we have a structural advantage given our local customer service. There is more to industrial vending than the device or the financial resources to deploy; we believe the ability to replenish with a local team from an integrated supply chain network (i.e., the 'Team behind the Machine') is critical to the long-term success of this channel. Because of these capabilities, the non-fastener business remains more resilient. However, similar to our fastener business, growth in our non-fastener business has generally weakened in the last two years. In fact, the daily sales growth of the non-fastener product line peaked at over 17% in the second half of 2014 before beginning to decelerate in the first quarter of 2015. Daily sales of non-fasteners did not contract as fasteners did, but did slow to a growth rate of just 1.2% in the fourth quarter of 2015. Daily sales of non-fasteners rebounded in 2016, growing about 5% in each of the first three quarters of the year, with 5.9% growth in the fourth quarter of 2016.
One particular non-fastener product line, safety supplies, has benefited significantly from our initiatives with industrial vending. We introduced the safety supplies product line in 1999 and, at 15.3% of total sales in the fourth quarter of 2016, it represents our second largest product line after fasteners. Daily sales of our safety supplies product line experienced growth of about 27% in the last six months of 2014, declined to about 6% growth in the fourth quarter of 2015 and improved to 9.3% annual growth in 2016.
Please read through the detailed Sales and Sales Trends section later in this document for additional insight.
Our gross profit decreased from 49.9% in the fourth quarter of 2015, and increased from 49.3% in the third quarter of 2016, to 49.8% in the fourth quarter of 2016. The relationship between sales and gross profit depends on our success within our large account business (an area that is still under-represented in our customer mix). Larger customers produce a below-company average gross profit; however, they generally leverage our existing network of capabilities which typically allows us to enjoy strong incremental operating income growth. This customer mix change (large versus small), as well as our product mix change (from fasteners to non-fasteners), over time places sustained pressure on our gross profit. We continued to face these headwinds throughout 2016 as the daily sales to our national accounts customers and of our non-fastener products grew approximately two percentage points and three percentage points faster, respectively, than total company sales growth. Against this backdrop, we believe we did well to hold the gross profit in the fourth quarter of 2016 relatively stable versus the fourth quarter of 2015. The meaningful sequential increase in our gross profit in the fourth quarter of 2016 relative to the third quarter of 2016 is not attributable to any single item. Rather, it reflects modest positive contributions from a handful of sources, including favorable product mix, lower freight costs, increased sales of Fastenal brands (private label), and the absence of certain costs related to growth initiatives (e.g., costs related to setting up CSP 16) in previous quarters.
Our operating income decreased from 19.4% in the fourth quarter of 2015 and from 20.0% in the third quarter of 2016, to 19.3% in the fourth quarter of 2016. For the year, our operating and administrative expenses in 2016 have increased primarily as a result of the following: (1) an increase in industrial vending equipment, (2) an increase in average FTE headcount, (3) an increase in health care costs, (4) an increase in information systems costs, and (5) an increase in the number of vehicles for sales personnel.  These increases were partially offset by a contraction in our performance bonuses and commissions, in our profit sharing contribution, and in fuel expense. Our fourth quarter 2016 operating income was relatively stable with the fourth quarter 2015 level as an increase in occupancy expenses as a percentage of sales (expansion of our vending devices) was mostly offset by a decline in payroll expenses as a percentage of sales (reduced headcount). The sequential decline in our operating income in the fourth quarter of 2016 relative to the third quarter of 2016 is consistent with historical norms and related to the lower sales volume that is typical of the period.
Using a quarterly average, the FTE headcount grew as follows for the periods ended December 31 (compared to the same period in the preceding year):

	Twelve-month period		Three-month period
	2016	2015	2016	2015
Store based average FTE headcount	3.4%	5.4%	-3.7%	10.2%
Total average FTE headcount	4.6%	5.3%	-1.8%	9.0%
Note – Full-time equivalent is based on 40 hours per week.
Our signings and installed device count of vending machines were as follows for each period:

		Q1	Q2	Q3	Q4	Annual
Device count signed during the period	2016	4,647	4,869	4,783	3,760	18,059
	2015	3,962	5,144	4,689	4,016	17,811

Device count installed at the end of the period	2016	56,889	58,346	60,400	62,822
	2015	48,545	50,620	53,547	55,510
In 2016 we executed a strategy of optimizing our vending machines, evaluating our devices for utilization, throughput, and product mix. By improving the efficiency of our installed base, we were able to remove about 9,300 units from service, which has the effect of artificially depressing our net installs in 2016 (a similar, less formal, effort existed in 2015, resulting in the removal of about 7,700 units). These removed units form a pool of ready-to-deploy machines that should reduce the capital necessary in the short term to continue growing our industrial vending device count. While this discrete initiative is substantially complete, efforts to incrementally optimize our growing installed base will be continuous.
SALES AND SALES TRENDS
While reading these items, it is helpful to appreciate several aspects of our marketplace: (1) it's big, the North American marketplace for industrial supplies is estimated to be in excess of $140 billion per year (and we have expanded beyond North America), (2) no company has a significant portion of this market, (3) many of the products we sell are individually inexpensive, (4) when our customer needs something quickly or unexpectedly our local store is a quick source, (5) the cost and time to manage and procure these products is meaningful, (6) the cost to move these products, many of which are bulky, can be significant, (7) many customers would prefer to reduce their number of suppliers to simplify their business, and (8) many customers would prefer to utilize various technologies to improve availability and reduce waste.
Our motto is Growth through Customer Service®. This is important given the points noted above. We believe in efficient markets – to us, this means we can grow our market share if we provide the greatest value to our customers. We believe our ability to grow is amplified if we can service our customers at the closest economic point of contact. For us, this 'closest economic point of contact' is the local store or the customer's facility; therefore, our focus centers on understanding our customers' day, their opportunities, and their obstacles.
The concept of growth is simple, find more customers every day and increase our activity with them. However, execution is hard work. First, we recruit service-minded individuals to support our customers and their business. Second, we operate in a decentralized fashion to help identify the greatest value for our customers. Third, we have a great team behind the store to operate efficiently and to help identify new business solutions. Fourth, we do these things every day. Finally, we strive to generate strong profits; these profits produce the cash flow necessary to fund our growth and to support the needs of our customers.
SALES GROWTH
Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the United States) in the period.
Net sales and daily sales were as follows:

	Twelve-month Period		Three-month Period
	2016	2015	2016	2015
Net sales	$3,962,036	3,869,187	$947,947	922,793
Percentage change	2.4%	3.6%	2.7%	-0.4%
Business days	255	254	63	63
Daily sales	$15,537	15,233	$15,047	14,648
Percentage change	2.0%	3.2%	2.7%	-2.0%
Impact of currency fluctuations	-0.4%	-1.2%	-0.2%	-1.3%
Impact of acquisitions	0.6%	0.2%	0.2%	0.3%

The increase in net sales in the twelve-month periods of 2016 and 2015, and the three-month period of 2016, came primarily from higher unit sales. The higher unit sales resulted primarily from increases in sales at existing store locations and to a lesser degree the opening of new store locations in the last several years. The slight contraction in net sales in the three-month period of 2015 came primarily from a drop in our customers' discretionary spending, as well as a greater frequency of customer plant shutdowns, primarily in November and December of 2015. Net sales were also impacted by some price deflation in our fastener products, which was a drag on growth. Our growth in net sales was not meaningfully impacted by the introduction of new products or services, with one exception. Over the last several years, our industrial vending initiative has stimulated faster growth with a subset of our customers. The impact on net sales of the change in currencies in foreign countries relative to the United States dollar is noted in the table above.
MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE
This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a month to the immediately preceding month, and also looking at the cumulative change from an earlier benchmark month) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.

Monthly Sales Changes:
All company sales – During the months noted below, all of our selling locations, when combined, had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2016	3.3%	2.6%	0.0%	3.8%	1.1%	0.0%	2.1%	0.3%	2.8%	3.9%	1.2%	3.2%
2015	12.0%	8.6%	5.6%	6.1%	5.3%	3.7%	3.2%	1.6%	-0.3%	-0.8%	-1.1%	-3.8%
2014	6.7%	7.7%	11.6%	10.0%	13.5%	12.7%	14.7%	15.0%	12.9%	14.6%	15.3%	17.4%
Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2016 group – opened 2014 and earlier, 2015 group – opened 2013 and earlier, and 2014 group – opened 2012 and earlier) represent a consistent 'same-store' view of our business. During the months noted below, the stores opened greater than two years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2016	2.2%	1.4%	-1.4%	2.5%	-0.2%	-1.2%	0.9%	-0.7%	1.6%	2.7%	0.7%	2.9%
2015	11.2%	7.8%	4.8%	5.4%	4.6%	3.2%	2.6%	1.0%	-0.9%	-1.1%	-2.1%	-5.0%
2014	5.5%	6.5%	10.2%	8.4%	12.1%	11.4%	13.4%	14.0%	11.8%	13.5%	14.0%	16.5%
Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2016 group – opened 2011 and earlier, 2015 group – opened 2010 and earlier, and 2014 group – opened 2009 and earlier). This group, which represented about 90% of our total sales in 2016, is more cyclical due to the increased market share they enjoy in their local markets. During the months noted below, the stores opened greater than five years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2016	1.7%	1.3%	-1.7%	2.1%	-0.4%	-1.8%	0.5%	-0.7%	1.1%	2.1%	0.3%	2.7%
2015	10.8%	7.2%	4.8%	5.6%	4.6%	3.1%	3.1%	1.3%	-1.1%	-1.0%	-1.8%	-5.3%
2014	4.6%	5.4%	9.5%	7.7%	11.5%	10.8%	12.9%	13.4%	11.7%	13.3%	13.6%	16.2%
Summarizing comments – There are three distinct influences to our growth: (1) execution, (2) currency fluctuations, and
(3) economic fluctuations. This discussion centers on (2) and (3).
The change in currencies in foreign countries relative to the United States dollar impacted our net sales growth over the last several years. During 2016, it lowered our net sales growth by 0.4%. During the years 2015 and 2014, it lowered our net sales growth by 1.2% and 0.5% respectively.
In the first quarter of 2014, our sales growth was hampered by a weak economy, foreign exchange rate fluctuations (primarily related to the Canadian dollar), and a severe winter in North America that impacted our customers and our trucking network. This was partly offset by favorable holiday timing in March. The headwinds from the economy and foreign exchange rates persisted in the second quarter of 2014 and the favorable holiday timing in March reversed in April, but the weather effects faded. By May and June results were significantly less 'noisy' and sales to customers engaged in heavy machinery manufacturing, which represents approximately one-fifth of our business, improved.
During 2015, our business weakened. This initially involved customers tied to the oil and gas sector, but grew during the course of the year to include customers across additional industries and in geographic areas not typically associated with the oil and gas sector. November and especially December experienced a greater frequency and duration of customer plant shutdowns than is typical of these holiday-affected periods.
During 2016, business activity remained generally weak, but stable, throughout the year. In the first quarter of 2016, we returned to growth with a 3.5% increase in net sales over the first quarter of 2015 as the impact of seasonal plant shutdowns in the fourth quarter of 2015 subsided. The period did include some 'noise' related to changing business day counts. For instance there was an extra day in February and March which tends to 'understate' the daily sales growth percentage, and one fewer day in January which tends to 'overstate' the daily sales growth percentage. There was also one extra business day in the period and the Easter holiday shifted into March.  Overall, during the first quarter of 2016, daily sales grew 1.9%. There was 'noise' throughout the second quarter of 2016 as well (one more day in May, one fewer day and the absence of Easter in April), but daily sales growth nonetheless came in at 1.6%. Business conditions looked similar in the third quarter of 2016, with daily sales growth of 1.8%. The fourth quarter of 2016 did show some improvement with daily sales growth of 2.7%, though this more likely reflected an easier comparison than substantive improvement in overall demand. For most of the year, we saw relative weakness from non-residential construction and heavy manufacturing customers and in demand for our fastener products, speaking to the sustained softness in heavy and general industrial markets. Business with our largest customers was also relatively weak, with sales to our top 100 customers rising modestly in the first half of 2016 and falling modestly in the second half of 2016. While these weaknesses were representative of conditions in the United States and Canada, total sales outside of these geographic areas were relatively strong and improved over the course of 2016.
Sequential Trends:
We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.
History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in March 2016, in April 2015, and in April 2014), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas/New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week (the July 4th and Christmas/New Year holiday impacts are examples of the latter).
The tables below show the pattern to the sequential change in our daily sales. The line in the first table labeled 'Benchmark' is an historical average of our sequential daily sales change for the period 1998 to 2013, excluding 2008 and 2009. We believe this time frame serves to show the historical pattern and could serve as a benchmark for current performance. We excluded the 2008 to 2009 time frame because it contains an extreme economic event and we don't believe it is representative. The '2016', '2015', and '2014' lines represent our actual sequential daily sales changes. The '16Delta', '15Delta', and '14Delta' lines indicate the difference between the 'Benchmark' and the actual results in the respective year.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Cumulative Change from Jan. to Oct.
Benchmark	0.8%	2.2%	3.8%	0.4%	3.1%	2.7%	-2.1%	2.5%	3.7%	-1.2%	15.9%
2016	0.4%	-0.8%	1.5%	1.7%	0.6%	-0.2%	-2.3%	2.4%	1.5%	-0.9%	3.6%
16Delta	-0.4%	-3.0%	-2.3%	1.3%	-2.5%	-2.9%	-0.2%	-0.1%	-2.2%	0.3%	-12.3%
2015	-3.6%	-0.1%	4.2%	-2.1%	3.4%	0.9%	-4.3%	4.1%	-0.9%	-2.0%	2.9%
15Delta	-4.4%	-2.3%	0.4%	-2.5%	0.3%	-1.8%	-2.2%	1.6%	-4.6%	-0.8%	-13.0%
2014	-1.4%	3.0%	7.1%	-2.6%	4.2%	2.5%	-3.8%	5.8%	1.0%	-1.5%	16.2%
14Delta	-2.2%	0.8%	3.3%	-3.0%	1.1%	-0.2%	-1.7%	3.3%	-2.7%	-0.3%	0.3%
In 2017, we will begin to utilize a more recent time frame (a trailing five year average) as our 'New Benchmark'. Our business has changed meaningfully over time, and we believe a benchmark that places greater emphasis on more recent patterns is likely to better reflect potential conditions in the future. For the sake of comparison, we have included in this second table a comparison of 2014, 2015, and 2016 to the new benchmark (2011-2015).

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Cumulative Change from Jan. to Oct.
New Benchmark	-1.2%	1.4%	5.6%	-1.1%	2.7%	2.2%	-3.5%	3.6%	2.2%	-2.1%	11.2%
2016	0.4%	-0.8%	1.5%	1.7%	0.6%	-0.2%	-2.3%	2.4%	1.5%	-0.9%	3.6%
16Delta	1.6%	-2.2%	-4.1%	2.8%	-2.1%	-2.4%	1.2%	-1.2%	-0.7%	1.2%	-7.6%
2015	-3.6%	-0.1%	4.2%	-2.1%	3.4%	0.9%	-4.3%	4.1%	-0.9%	-2.0%	2.9%
15Delta	-2.4%	-1.5%	-1.4%	-1.0%	0.7%	-1.3%	-0.8%	0.5%	-3.1%	0.1%	-8.3%
2014	-1.4%	3.0%	7.1%	-2.6%	4.2%	2.5%	-3.8%	5.8%	1.0%	-1.5%	16.2%
14Delta	-0.2%	1.6%	1.5%	-1.5%	1.5%	0.3%	-0.3%	2.2%	-1.2%	0.6%	5.0%
(1) The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

A graph of the sequential daily sales change patterns discussed above, including the 'New Benchmark' period of 2011 - 2015, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

End Market Performance:
Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing, a significant subset of which finds its way into the heavy equipment and oil and gas markets. The daily sales growth rates to these customers, when compared to the same period in the prior year, were as follows:

	Q1	Q2	Q3	Q4	Annual
2016	0.9%	0.7%	1.0%	3.0%	1.4%
2015	6.9%	3.8%	1.1%	-2.2%	2.3%
2014	9.0%	11.2%	13.7%	13.8%	12.0%

Our manufacturing business consists of two subsets: the industrial production business (this is business where we supply products that become part of the finished goods produced by our customers and is sometimes referred to as OEM - original equipment manufacturing) and the maintenance portion (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing and is sometimes referred to as MRO - maintenance, repair, and operations). The industrial business is more fastener centered, while the maintenance portion is represented by all product categories.
The best way to understand the change in our industrial production business is to examine the results in our fastener product line (35% to 40% of our business) which is heavily influenced by changes in our business with heavy equipment manufacturers. From a company perspective, daily sales growth rates of fasteners, when compared to the same period in the prior year, were as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2016	-1.7%	-2.4%	-2.9%	-2.4%	-2.3%
2015	5.5%	0.0%	-4.4%	-6.2%	-1.4%
2014	1.6%	5.5%	9.9%	11.4%	6.9%
By contrast, the best way to understand the change in the maintenance portion of the manufacturing business is to examine the results in our non-fastener product lines. From a company perspective, daily sales growth rates of non-fasteners, when compared to the same period in the prior year, were as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2016	4.7%	4.7%	4.9%	5.9%	5.0%
2015	11.7%	9.0%	5.9%	1.2%	6.8%
2014	14.2%	17.1%	17.6%	19.0%	17.2%
The non-fastener business demonstrated greater relative resilience over the last several years, when compared to our fastener business and to the distribution industry in general, due to our industrial vending program. However, this business was not immune to the impact of a weak industrial environment.
Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales growth rates to these customers, when compared to the same period in the prior year, were as follows:

	Q1	Q2	Q3	Q4	Annual
2016	-0.4%	-1.7%	-1.9%	-1.6%	-1.2%
2015	6.2%	1.6%	-1.7%	-6.1%	-0.2%
2014	2.9%	7.5%	9.3%	12.6%	7.8%

Our non-residential construction business is heavily influenced by the industrial economy, particularly the energy sector. The volatility and weakness of energy prices has weakened this business, particularly beginning in the second quarter of 2015 and throughout 2016.
A graph of the sequential daily sales trends to these two end markets in 2016, 2015, and 2014, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

Manufacturing

Non-Residential Construction

CASH FLOW IMPACT ITEMS
BALANCE SHEET AND CASH FLOW
Our balance sheet continues to be very strong and our operations have good cash generating characteristics. Our operating cash flow as a percentage of net earnings in 2016 contracted slightly compared to 2015. It decreased primarily due to our current initiative to add additional products into store inventory under our CSP 16 format, and accounts receivable growth. This decrease was partially offset by a reduction in net cash used to fund income tax payments. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above.

Operating cash flow as a percentage of net earnings were as follows in 2016 and 2015:

	2016	2015
First quarter	127.8%	141.1%
Second quarter	65.9%	57.7%
Year-to-date (June)	96.2%	97.5%
Third quarter	105.0%	103.2%
Year-to-date (September)	99.1%	99.4%
Fourth quarter	115.6%	129.5%
Year-to-date (December)	102.9%	105.9%
OPERATIONAL WORKING CAPITAL
The year-over-year comparison and the related dollar and percentage changes related to accounts receivable, net and inventories were as follows:

	December 31:			Twelve-month Dollar Change		Twelve-month Percentage Change
	2016	2015	2014	2016	2015	2016	2015
Accounts receivable, net	$499,716	468,375	462,077	31,341	6,298	6.7%	1.4%
Inventories	992,989	913,263	869,224	79,726	44,039	8.7%	5.1%
Operational working capital(1)	$1,492,705	1,381,638	1,331,301	111,067	50,337	8.0%	3.8%

Sales in last two months	$612,661	584,814	569,954	27,847	14,860	4.8%	2.6%
(1) For purposes of this discussion, we are defining operational working capital as accounts receivable, net and inventories.
Net accounts receivable declined in the fourth quarter of 2016 relative to the third quarter of 2016, as is seasonally typical. However, the annual growth in net accounts receivable outpaced the growth in sales in the fourth quarter of 2016, though the relative growth rates were more comparable in the final two months of the year. The higher annual growth in net accounts receivable was primarily caused by the fact that demand in the fourth quarter of 2015 was especially weak, resulting in an unusually pronounced drawback of net receivables in the period creating a difficult comparison in the current quarter. Longer term, the strong growth of our international business and of our large customer accounts should continue to create some difficulty in managing the growth of accounts receivable relative to the growth in sales.
Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at distribution centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2005 to 2011), (3) expanded direct sourcing, (4) expanded Fastenal brands, (5) expanded industrial vending solutions, (6) national accounts and Onsite growth, (7) international growth, and (8) expanded stocking breadth at individual stores related to our CSP initiatives. Throughout 2016, the most significant contributors to the increase in inventories were the impact of infusing incremental inventory into our network beginning at the end of 2015 as part of our CSP 16 initiative, the relative growth of international sales, the growth of our Onsite business, and opportunistic product purchases at year-end. These opportunistic buys were the primary reason for the increase in the value of inventory in the fourth quarter of 2016. Absent those, growth in inventories would have moderated substantially from earlier in the year, reflecting the stabilizing of CSP 16 inventories.
CAPITAL ALLOCATION
STOCK PURCHASES
During the latter half of 2014, throughout 2015, and into the first quarter of 2016, we had been modifying our capital allocation by buying back some common stock. One factor influencing our stock buybacks is our external valuation. Our relative stock valuation had weakened over the last several years, which prompted us to reassess our cash deployment. To this end, we spent approximately $400 million buying back stock since June 30, 2014 and repurchased approximately 3.3% of our outstanding shares from the start of this time frame. We are mindful of our shareholders' expectations relative to our dividend paying history and have primarily funded this buyback with debt.
During 2016 and 2015, we purchased 1,600,000 and 7,100,000 shares, respectively, of our common stock at an average price of approximately $37.15 and $41.26 per share, respectively. We currently have authority to purchase up to an additional 1,300,000 shares of our common stock.
CAPITAL EXPENDITURES
In 2016, 2015, and 2014, our net capital expenditures, expressed in dollars and as a percentage of net earnings, were $183 million (36.6%), $145 million (28.1%), and $184 million (37.2%), respectively. Capital expenditures in 2016 were affected by two large items: the purchase of industrial vending machines related to the locker lease program we signed in February 2016 and spending on automation in certain distribution centers. Collectively, these activities impacted capital spending by roughly $90 million in 2016. We funded a portion of these planned capital expenditures with the proceeds of a private placement of debt in July 2016. We expect our net capital expenditures to be approximately $119 million in 2017, a decrease of $64 million, or 35% from 2016.
DIVIDENDS
Our dividends (on a per share basis) were as follows in 2016 and 2015:

	2016	2015
First quarter	$0.30	0.28
Second quarter	0.30	0.28
Third quarter	0.30	0.28
Fourth quarter	0.30	0.28
Total	$1.20	1.12
On January 17, 2017, our board of directors declared a dividend of $0.32 per share to be paid in cash on February 28, 2017 to shareholders of record at the close of business on February 1, 2017.
CONFERENCE CALL TO DISCUSS ANNUAL AND QUARTERLY EARNINGS
As we previously disclosed, we will host a conference call today to review the annual and quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
MONTHLY, QUARTERLY, AND ANNUAL REPORTING SCHEDULE
We publish on the 'Investor Relations' page of our website at www.fastenal.com, both our monthly consolidated net sales figures and certain quarterly supplemental information. We expect to publish the consolidated net sales figures for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales figures for the third month of each quarter and the supplemental information for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
We anticipate our quarterly reports on Form 10-Q will be filed with the Securities and Exchange Commission within 30 days after the end of the quarter.
We anticipate our 2016 annual report on Form 10-K will be filed with the Securities and Exchange Commission in February 2017.

ADDITIONAL INFORMATION
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, and our strategies, goals, mission, and vision. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, economic downturns, weakness in the manufacturing or commercial construction industries, competitive pressure on selling prices, changes in our current mix of products, customers or geographic locations, changes in our average store size, changes in our purchasing patterns, changes in customer needs, changes in fuel or commodity prices, inclement weather, changes in foreign currency exchange rates, difficulty in adapting our business model to different foreign business environments, weak acceptance or adoption of vending technology or increased competition in industrial vending, difficulty in maintaining installation quality as our industrial vending business expands, the entering into of future arrangements with customers to lease a significant number of industrial vending machines (which could cause unexpected increases in capital expenditures or the need for additional hiring), difficulty in hiring, relocating, training or retaining qualified personnel, failure to meet store opening goals, store closing expectations, or Onsite implementation objectives, difficulty in controlling operating expenses, difficulty in collecting receivables or accurately predicting future inventory needs, dramatic changes in sales trends, changes in supplier production lead times, changes in our cash position or our need to make capital expenditures, changes in credit market volatility, changes in tax law, changes in the availability or price of commercial real estate, changes in the nature, price or availability of distribution, supply chain, and other technology (including software licensed from third parties) and services related to that technology, cyber-security incidents, potential liability and reputational damage that can arise if our products are defective, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission, including our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(Amounts in thousands except share information)

	December 31, 2016	December 31, 2015
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$112,735	129,019
Trade accounts receivable, net of allowance for doubtful accounts of $11,249 and $11,729, respectively	499,716	468,375
Inventories	992,989	913,263
Prepaid income taxes	12,907	22,558
Other current assets	102,423	131,561
Total current assets	1,720,770	1,664,776

Property and equipment, net	899,697	818,889
Other assets, net	48,417	48,797

Total assets	$2,668,884	2,532,462

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of debt	$10,482	62,050
Accounts payable	108,740	125,973
Accrued expenses	156,422	185,143
Total current liabilities	275,644	373,166

Long-term debt	379,518	302,950
Deferred income tax liabilities	80,628	55,057

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value, 400,000,000 shares authorized; 289,161,924 and 289,581,682 shares issued and outstanding, respectively	2,892	2,896
Additional paid-in capital	37,363	2,024
Retained earnings	1,940,143	1,842,772
Accumulated other comprehensive income (loss)	(47,304)	(46,403)
Total stockholders’ equity	1,933,094	1,801,289

Total liabilities and stockholders’ equity	$2,668,884	2,532,462

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	Year Ended December 31,		Three Months Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)	(Unaudited)
Net sales	$3,962,036	3,869,187	947,947	922,793

Cost of sales	1,997,259	1,920,253	476,056	462,221
Gross profit	1,964,777	1,948,934	471,891	460,572

Operating and administrative expenses	1,169,470	1,121,590	289,623	282,181
Gain on sale of property and equipment	(532)	(1,411)	(220)	(751)
Operating income	795,839	828,755	182,488	179,142

Interest income	394	373	136	74
Interest expense	(6,504)	(3,108)	(1,802)	(1,011)

Earnings before income taxes	789,729	826,020	180,822	178,205

Income tax expense	290,251	309,659	66,017	66,301

Net earnings	$499,478	516,361	114,805	111,904

Basic net earnings per share	$1.73	1.77	0.40	0.39

Diluted net earnings per share	$1.73	1.77	0.40	0.39

Basic weighted average shares outstanding	288,950	291,453	289,075	289,591

Diluted weighted average shares outstanding	289,158	292,045	289,221	290,061

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in thousands)
	Year Ended December 31,
	2016	2015
	(Unaudited)
Cash flows from operating activities:
Net earnings	$499,478	516,361
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisitions:
Depreciation of property and equipment	103,525	86,071
Gain on sale of property and equipment	(532)	(1,411)
Bad debt expense	8,550	8,769
Deferred income taxes	25,571	8,290
Stock-based compensation	4,100	5,841
Excess tax benefits from stock-based compensation	(5,884)	(3,390)
Amortization of non-compete agreements	527	527
Changes in operating assets and liabilities, net of acquisitions:
Trade accounts receivable	(40,490)	(20,608)
Inventories	(80,853)	(47,830)
Other current assets	29,138	(15,778)
Accounts payable	(17,233)	20,617
Accrued expenses	(28,721)	11,141
Income taxes	15,535	(26,610)
Other	1,288	4,950
Net cash provided by operating activities	513,999	546,940

Cash flows from investing activities:
Purchases of property and equipment	(189,451)	(155,168)
Cash paid for acquisitions	—	(23,493)
Proceeds from sale of property and equipment	6,505	9,941
Other	(5,147)	(11,907)
Net cash used in investing activities	(188,093)	(180,627)

Cash flows from financing activities:
Borrowings under debt obligations	950,000	1,215,000
Payments against debt obligations	(920,000)	(955,000)
Proceeds from exercise of stock options	29,272	19,099
Excess tax benefits from stock-based compensation	5,884	3,390
Purchases of common stock	(59,440)	(292,951)
Payments of dividends	(346,588)	(327,101)
Net cash used in financing activities	(340,872)	(337,563)

Effect of exchange rate changes on cash and cash equivalents	(1,318)	(14,227)

Net (decrease) increase in cash and cash equivalents	(16,284)	14,523

Cash and cash equivalents at beginning of year	129,019	114,496

Cash and cash equivalents at end of year	$112,735	129,019

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,183	3,103
Net cash paid for income taxes	$248,329	327,034

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507-313-7282